UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)	February 29, 2012

PHOTRONICS, INC.
(Exact name of registrant as specified in its charter)

Connecticut	0-15451	06-0854886
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

15 Secor Road, Brookfield, CT	06804
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code	(203) 775-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On February 29, 2012, Photronics, Inc. (the “Company”) purchased its U.S. nanofab building in Boise, Idaho from Micron Technology, Inc. (“Micron”) and terminated the operating lease it entered into with Micron in 2009. In connection with the purchase of the U.S. nanofab building, the Company paid Micron approximately $35 million. The parties released the closing documents from escrow on February 29, 2012.

Also in connection with this purchase, the Company amended and restated its credit facility to, among other things, include a $25 million term loan. The term loan will mature in March 2017 and provides for quarterly principal payments of $0.6 million. The quarterly payments are based on a ten year repayment period commencing in June 2012. The amendment to the credit agreement also included a twenty five basis point reduction in the interest rate charged on any borrowings under the credit facility.

In 2008, the Company initially entered into a capital lease agreement with Micron for the U.S. nanoFab facility, which provided that ownership of the property would transfer to the Company at the end of the lease term. Quarterly lease payments, which included interest at an annual rate of 8%, were $3.8 million. This lease was cancelled in the third fiscal quarter of 2009, at which time the Company and Micron entered into a new operating lease agreement for the facility. Under the provisions of the revised lease agreement, quarterly lease payments were reduced from $3.8 million to $2.0 million, the term of the lease was extended from December 31, 2012 to December 31, 2014, and ownership of the property became no longer transferrable to the Company at the end of the lease term. In April 2011 the Company paid off the outstanding balance of the capital lease obligation.

Item 1.02 Termination of Material Definitive Agreement

Termination of the operating lease agreement between the Company and Micron Technology, Inc. is referenced in 1.01 above is incorporated herein by reference.

Item 8.01 Other Events

On March 6, 2012 the Company issued a press release announcing its purchase of the US nanofab building from Micron. A copy of the press release is attached hereto as Exhibit 99.3.

Item 9.01. Financial Statements and Exhibits
     (d) Exhibits
99.1	Amended and Restated Credit Agreement dated as of March 2, 2012.
99.2	Special Warranty Deed
99.3	Press Release dated March 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTRONICS, INC.
(Registrant)

DATE:	March 6, 2012	BY	/s/ Richelle E. Burr
Richelle E. Burr
Vice President, General Counsel

PHOTRONICS, INC.